Results of Meeting of Shareholders

AXP INSURED TAX-EXEMPT FUND

REGULAR MEETING OF SHAREHOLDERS HELD ON NOVEMBER 13, 2002

(UNAUDITED)

A brief description of each proposal voted upon at the meeting and the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal is set forth below.

Proposal 1

To elect the thirteen nominees specified below as Board members*.

                       Shares Voted "For"   Shares Withholding Authority to Vote
 Arne H. Carlson          102,201,694.488                3,972,658.871
 Philip J. Carroll, Jr.   102,777,695.900                3,396,657.459
 Livio D. DeSimone        102,616,862.894                3,557,490.465
 Barbara H. Fraser        102,758,688.359                3,415,665.000
 Ira D. Hall              102,618,136.459                3,556,216.900
 Heinz F. Hutter          102,629,210.503                3,545,142.856
 Anne P. Jones            102,669,606.951                3,504,746.408
 Stephen R. Lewis, Jr.    102,794,186.542                3,380,166.817
 Alan G. Quasha           102,517,180.869                3,657,172.490
 Stephen W. Roszell       102,695,490.099                3,478,863.260
 Alan K. Simpson          102,320,300.877                3,854,052.482
 Alison Taunton-Rigby     102,796,502.435                3,377,850.924
 William F. Truscott      102,922,576.476                3,251,776.883

Proposal 2

To Amend the Articles of Incorporation/Declaration of Trust*:

2(a). To allow one vote/dollar instead of one vote/share.

  Shares Voted "For"  Shares Voted "Against"   Abstentions   Broker Non-Votes
    86,408,676.886         8,461,136.116      4,054,686.357    7,249,854.000

* Denotes Registrant-wide proposals and voting results.

Results of Meeting of Shareholders
AXP STATE TAX-EXEMPT FUND
         MASSACHUSETTS
         MICHIGAN
         MINNESOTA
         NEW YORK
         OHIO

REGULAR MEETING OF SHAREHOLDERS HELD ON NOVEMBER 13, 2002

(UNAUDITED)

A brief description of each proposal voted upon at the meeting and the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal is set forth below.

Proposal 1

To elect the thirteen nominees specified below as Board members*.
                                   Shares Voted "For"         Shares Withholding Authority to Vote
Arne H. Carlson                      102,201,694.488                      3,972,658.871
Philip J. Carroll, Jr.               102,777,695.900                      3,396,657.459
Livio D. DeSimone                    102,616,862.894                      3,557,490.465
Barbara H. Fraser                    102,758,688.359                      3,415,665.000
Ira D. Hall                          102,618,136.459                      3,556,216.900
Heinz F. Hutter                      102,629,210.503                      3,545,142.856
Anne P. Jones                        102,669,606.951                      3,504,746.408
Stephen R. Lewis, Jr.                102,794,186.542                      3,380,166.817
Alan G. Quasha                       102,517,180.869                      3,657,172.490
Stephen W. Roszell                   102,695,490.099                      3,478,863.260
Alan K. Simpson                      102,320,300.877                      3,854,052.482
Alison Taunton-Rigby                 102,796,502.435                      3,377,850.924
William F. Truscott                  102,922,576.476                      3,251,776.883


Proposal 2

To Amend the Articles of Incorporation/Declaration of Trust*:

2(a). To allow one vote/dollar instead of one vote/share.

Shares Voted "For"    Shares Voted "Against"    Abstentions    Broker Non-Votes

  86,408,676.886          8,461,136.116        4,054,686.357     7,249,854.000

* Denotes Registrant-wide proposals and voting results.